Exhibit 10.17

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (the “Agreement”) is entered into as of the 30th day of March, 2021 (the “Effective Date”), by and between Starry, Inc., a Delaware corporation (“Starry”), and QSI, Inc., a Delaware corporation (“QSI”). Starry and QSI may be referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Starry is a telecommunications company that provides fixed broadband Internet access and voice services to customers and would like to expand its business through the pursuit, development and construction of Starry Networks (as defined below) in the Starry Markets (as defined below) with a focus on predictable project outcomes for safety, efficiency and cost; and

WHEREAS, QSI and its subsidiaries and other affiliates are providers of specialty contracting services for end-to-end solutions to the telecommunications industry, including engineering, procurement, construction, maintenance and repair services; and

WHEREAS, Starry desires that QSI provide to Starry, on a preferential basis, project execution resources, including professional services and construction services, to support the successful deployment of the Starry Networks; and

WHEREAS, QSI intends to prioritize the delivery of such resources and services to Starry relative to any other telecommunications or broadband provider in each Starry Market;

WHEREAS, QSI and Starry have had discussions regarding a strategic alliance with respect to the Starry Networks under which QSI would provide such resources and services (the “Alliance”); and

WHEREAS, QSI and Starry desire to establish a binding framework for the Alliance pursuant to which the Parties will cooperate to explore the technical and economic feasibility of deploying and constructing the Starry Networks in the Starry Markets.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreement contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1

AEP Location - each of [***], in each case, so long as AEP Ventures, LLC either (a) has and continues to have the exclusive right under Section 4.04 of its Strategic Alliance Agreement with Starry dated June 19, 2020 to have Starry offer AEP the right to jointly deploy Starry internet service in such location or (b) pursuant to such exclusive right, enters into and continues to have in effect an alliance agreement with Starry to jointly deploy Starry internet service in such location.

1.2

Affiliate - at any given time, in relation to a Party, any company, partnership, corporation, or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party; where “control” means the possession, either directly or indirectly, of the power to direct or cause the direction of the management and policies of the relevant company, partnership, corporation, or other entity, whether through the ownership or control of voting interests, by contract, or otherwise. Notwithstanding the foregoing, with respect to Starry, the term Affiliate does not include any Person (or its principals) that provides venture capital, private equity, or mezzanine or alternative financing to Starry.

1.3	Agreement - collectively, this Agreement, its exhibits and all amendments issued in relation to this Agreement.

1.4

Confidential Information - information in whatever form, including, but not limited to, oral, written, and electronic information, data, programs, processes, accounts, specifications, and reports, that is disclosed by one Party to the other Party pursuant to this Agreement, and includes all derivative information, reports, interpretations, and analyses generated therefrom. Confidential Information does not include information that is: (i) lawfully known to a Party prior to its receipt from the other Party; (ii) generally known to the public as of the date and to the extent such information becomes so known other than by breach of this Agreement by a Party; or (iii) lawfully received by a Party from an identified third party not bound to maintain such information as confidential. All tangible Confidential Information shall, when initially transmitted, be marked ‘proprietary’, ‘confidential’ or with a statement of comparable meaning, and all Confidential Information transmitted orally or through visual inspection shall be documented in writing as confidential within five (5) days of the initial non-written disclosure; provided, however, that any information disclosed by a Party without such markings or follow-up documentation will be Confidential Information to the extent such information would reasonably be deemed confidential or proprietary given the nature of the information or the circumstances surrounding its disclosure; provided further that any Residual Information shall not constitute Confidential Information to the extent it does not include information related to a Party or its business that is protected by intellectual property rights.

1.5

Construction Services - construction, installation and related management services and execution services that QSI or any of its Affiliates is capable of performing with respect to the delivery of a Starry Network in a Starry Market, including, without limitation, fiber build out or other data backhaul, macro site deployments on towers, poles, or other vertical assets, and other network equipment installation.

1.6

Construction Services Agreement - a contract for the provision of Construction Services between QSI or one of its Affiliates and Starry or one of its Affiliates with respect to construction of a Starry Network in a Starry Market pursuant to the applicable Market Design, which contract will include, among other things, the terms and principles set forth in Exhibit A hereto, mutually acceptable service level metrics for the Work, and such other terms and conditions as are customary for agreements of this type.

1.7	Market Design - the network deployment strategy and network, fiber, and RF planning and design developed by Starry in its sole discretion for a Starry Network in a Starry Market.

1.8	Person - an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity or organization.

1.9

Professional Services - preliminary and final design, cost estimating, front-end engineering, constructability review and input, consulting, permitting application preparation assistance, mapping, surveying, procurement and construction planning, routing and scoping studies, construction package preparation and other project development activities and services that QSI or any of its Affiliates is capable of performing with respect to the delivery of a Starry Network in a Starry Market.

1.10

Professional Services Agreement - a contract for the provision of Professional Services between QSI or one of its Affiliates and Starry or one of its Affiliates with respect to construction of a Starry Network in a Starry Market pursuant to the applicable Market Design, which contract will include, among other things, the terms and principles set forth on Exhibit A hereto, mutually acceptable service level metrics for the Work, and such other terms and conditions as are customary for agreements of this type.

1.11	QSI - the entity named in the preamble.

1.12

Residual Information - information constituting general concepts, ideas, know-how, knowledge, methodologies, or techniques relating to the construction or installation of a Starry Network in nontangible form and, if applicable, that is first reduced to tangible form only from the unaided human memory and, in each case, that may be retained by the receiving Party, its Affiliates, or its subcontractors providing Professional Services or Construction Services in connection with this Agreement; provided, however, that any Person retaining such information is not consciously aware that the information is Confidential Information. A Person’s memory is unaided if the Person has not intentionally memorized the information for the purposes of retaining and subsequently using or disclosing it for purposes other than in connection with this Agreement.

1.13	Service Delivery - installation of equipment at the ultimate customer’s premise to deliver internet services through the Starry Network.

1.14	Services Agreement - either a Professional Services Agreement or Construction Services Agreement, as applicable.

1.15

Spectrum Acquisition Arrangement - a binding agreement between Starry and an owner or lessor of spectrum in a Starry Market that is not listed on Exhibit B pursuant to which Starry acquires rights to use spectrum in such Starry Market from such owner or lessor in exchange for, in whole or in part, the right, directly or indirectly, to provide (a) construction or installation services for the delivery of a Starry Network in such Starry Market or (b) Service Delivery in such Starry Market.

1.16

Starry - the entity named in the preamble together with, as applicable, all of its Affiliates, for and to whom Work is being performed or supplied by QSI or its Affiliates pursuant to the terms of this Agreement.

1.17

Starry Market - each market in North America and Australia (other than any city, including its metropolitan areas, in which Starry provides fixed broadband Internet access and voice services to customers as of the Effective Date and each AEP Location, except to the extent AEP Ventures, LLC has Starry provide any scope of work within the scope of the Professional Services or Construction Services at such location) in which Starry intends to provide internet access services through a Starry Network, including, without limitation, the cities listed on Exhibit B hereto (including, in each case, their metropolitan areas).

1.18

Starry Network - Starry’s physical network technology and related physical network infrastructure assets used to deliver Starry’s wireless broadband Internet access and voice services to customers. For the avoidance of doubt, the Starry Network does not include equipment and assets located at the ultimate customer’s premises.

1.19	Work - in whole or in part, the performance and supply of services as more particularly described in a Professional Services Agreement or Construction Services Agreement.

ARTICLE 2.

TERM

2.1	This Agreement commences on the Effective Date and remains in effect until terminated in accordance with this Agreement (the “Term”).

ARTICLE 3.

ALLIANCE

3.1	Preferred Service Provider.

3.1.1

In exchange for the value QSI and its Affiliates are able to provide to Starry through QSI’s and its Affiliates’ relationships, scale, and execution capabilities, including its work force, safety record, equipment, and other resources, in supporting Starry in the execution of its business plan, Starry will provide QSI and its Affiliates with a right of first refusal to perform all Professional Services and Construction Services in each Starry Market pursuant to the applicable Market Design, itself or acting as a prime contractor soliciting bids from third parties to act as subcontractors for the performance of portions of the Work, in each case, subject to a market competitiveness check as described in Section 4.1 below (a “Market Competitiveness Check”), an economic feasibility test as described in Section 4.2 below (an “Economic Feasibility Test”), and the terms of any applicable Spectrum Acquisition Agreement. The Parties shall cooperate in good faith with each other in connection with the construction of each Starry Network pursuant to the applicable Market Design. Furthermore, at Starry’s request, the Parties may collaborate to seek to identify and implement improvements to the overall effectiveness of Starry’s programs, such as through training or curriculum development.

3.1.2

Subject to a Market Competitiveness Check and an Economic Feasibility Test, QSI may choose to perform the Professional Services with respect to the Starry Network in a Starry Market. In the event QSI so chooses, the Parties will negotiate in good faith, execute, and deliver a Professional Services Agreement for such Work. QSI will, if requested by Starry, provide early constructability input into the scoping and feasibility of such Starry Network deployment in a Starry Market with the goal of accurate and timely development of cost estimates that can be used by Starry management in commercial decisions, including (if mutually agreeable to the Parties) imbedding QSI technical personnel in Starry’s offices on a full-time basis. As compensation for its performance of these Professional Services, Starry shall pay QSI on a time and materials basis according to QSI’s or its Affiliates’ then-current rates (“Professional Rates”).

3.1.3

Subject to a Market Competitiveness Check, an Economic Feasibility Test, and the terms of any applicable Spectrum Acquisition Agreement, QSI may choose to perform the Construction Services with respect to the Starry Network in a Starry Market. In the event QSI so chooses, the Parties will negotiate in good faith, execute, and deliver a Construction Services Agreement for such Work. The pricing proposed by QSI or its Affiliates for these Construction Services may use one or more pricing methodologies, including, but not be limited to, fixed unit price, time and materials, cost plus fixed fee, and lump sum target price with shared savings, and full wrap lump sum price (“Contract Pricing”). The Parties will mutually agree upon the appropriate Contract Pricing taking into account the Work, the Market Design, and facts and circumstances applicable to the specific Starry Network. In the event that Starry is prohibited by the terms of any applicable Spectrum Acquisition Agreement from allowing QSI to perform any of the Construction Services with respect to the Starry Network in a Starry Market, QSI will have the right to manage the overall program delivery with respect to any scope of work to be performed by any third-party construction firm engaged, directly or indirectly, by Starry that is within the scope of the Construction Services, including, without limitation, project management and quality assurance of execution, in exchange for a fee equal to [***] of the third-party construction firm’s pricing.

3.1.4

With respect to the initial stages of development of the Starry Network in each Starry Market, within 30 days of Starry providing QSI with a request for proposal for Professional Services or Construction Services, as applicable, for such Starry Network (each an “RFP”) (or such other time period as set forth in the RFP or agreed by the Parties), QSI shall provide Starry with an indicative, non-binding estimate of, as applicable, Professional Rates or Contract Pricing (in each case, based upon the applicable Market Design and the Professional Services completed at such time) for such Starry Network as of such date and QSI’s general industry knowledge.

3.2

Service Delivery. Subject to a Market Competitiveness Check, an Economic Feasibility Test and the terms of any applicable Spectrum Acquisition Agreement, QSI or its Affiliates may provide, at QSI’s option exercised in its sole discretion, Service Delivery either directly or managed programmatically using subcontractors as part of the Construction Services in a Starry Market. Notwithstanding anything herein to the contrary, in the event QSI and its Affiliates choose not to perform Service Delivery in a Starry Market and Starry uses an outside service provider to perform such work, Starry may choose in its sole discretion whether or not to engage QSI or any of its Affiliates to manage the program delivery with respect to such Service Delivery.

3.3

Limitation on Strategic Owners. For so long as QSI or its Affiliates hold shares of Series E Preferred Stock of Starry, Starry shall not, directly or indirectly, sell any debt or equity securities in Starry (or any of its Affiliates) to any company whose principal business is to perform engineering and construction services, including, but not limited to, [***].

3.4	Utility Introductions; Revenue Sharing.

3.4.1

Starry recognizes that QSI and its Affiliates have significant customer relationships within the utility industry. In any Starry Market where QSI and its Affiliates have such relationships and Starry is not then-engaged in substantive discussions with a utility company, and upon notification to Starry by QSI or upon written request to QSI by Starry, QSI and its Affiliates may introduce Starry or its product offerings to such utility companies (each an “Introduction”) for the purpose of potentially negotiating for the use of the utility companies’ infrastructure in exchange for a revenue-sharing arrangement (each an “Infrastructure Use Arrangement”). Starry will provide QSI and its Affiliates with such support and assistance as is reasonably necessary in relation to such Introductions, including attendance at meetings.

3.4.2

If Starry and any such utility company subsequently agree to an Infrastructure Use Arrangement, QSI would receive a share of the total revenue used to calculate any revenue sharing payment to such utility, as defined in such Infrastructure Use Agreement, for the same length of term as the term of the Infrastructure Use Arrangement. The Parties acknowledge and agree that QSI’s share of the total revenue is meant to equal [***] (assuming full investment by such utility company in network and subscriber capex in the relevant Starry Market), subject to appropriate adjustment based on the actual level of investment by the utility company.

3.4.3

QSI and Starry will use commercially reasonable efforts to collaborate on planning the deployment of Starry’s technology in [***]. QSI acknowledges that Starry cannot provide service in such locations if it does not have access to usable spectrum, although Starry acknowledges that usable spectrum may be procured as part of an Infrastructure Use Arrangement. Provided that Starry does not have an existing Infrastructure Use Arrangement in place in these particular markets, QSI would have the right to first offer to engage in a proposed Infrastructure Use Arrangement using infrastructure built or acquired, or to be built or acquired, by QSI, its Affiliates or in concert with one or more local utility companies on terms substantially similar to existing Infrastructure Use Arrangements that Starry may have in place. Notwithstanding the preceding sentence, no legal binding obligations will be created between Starry and QSI until definitive agreements are executed and delivered by the Parties or their respective Affiliates, other than QSI’s right to first offer a proposed Infrastructure Use Agreement in such markets.

3.4.4	QSI, either by itself or in partnership with its utility customers, may also propose Infrastructure Use Arrangements or other alternative capital investment proposals in other market areas.

ARTICLE 4.

COST OF SERVICES CHECKS & TESTS

4.1

Market Competitiveness Check. Until the earlier to occur of either (a) 30 days following the receipt of a proposal from QSI or one of its Affiliates for Professional Services or Construction Services, as applicable, for a Starry Market in response to an RFP, or (b) the date a Professional Services Agreement or a Construction Services Agreement, as applicable, is entered into between Starry or one of its Affiliates and QSI or one of its Affiliates, Starry may conduct a market competitiveness check of the terms, conditions, and Contract Pricing proposed by QSI for such Professional Services or Construction Services, as applicable, in a Starry Market by soliciting up to two bids from other third-party construction firms of reasonably comparable creditworthiness and capability as QSI and its Affiliates for the applicable scope of work in the applicable Starry Market. If one or both of such construction firms submits a bid for the applicable scope of work on terms and conditions, including pricing and timing, materially better on the whole than what QSI and its Affiliates offered, then QSI will have the right to match the more competitive bid. If QSI chooses not to match such bid, then Starry may engage the other third-party construction firm to perform the scope of work. In the event Starry elects to engage a third-party construction firm to provide any scope of work in accordance with the foregoing sentence, QSI will have the right to manage the overall program delivery with respect to such scope of work, including, without limitation, project management and quality assurance of execution, in exchange for a fee equal to [***] of the third-party construction firm’s pricing.

4.2

Economic Feasibility Test. In the event Starry determines in its reasonable judgement that QSI’s bid and the bids received from other third-party construction firms, if any, for Construction Services for a new Starry Market are materially higher than the cost of Starry itself performing such scope of work in such Starry Market such that Starry’s expansion into such Starry Market would be uneconomic, then Starry may perform the scope of work itself in such Starry Market, provided that Starry first requests and receives a waiver from QSI of QSI’s right to perform the Professional Services or Construction Services, as applicable, in such Starry Market; provided that QSI and its Affiliates shall be given the opportunity to revise the Professional Rates or Contract Pricing, as applicable, to make such expansion into the applicable Starry Market economic before providing such a waiver. Starry will provide QSI with any information regarding such determination reasonably requested by QSI to permit QSI to adequately evaluate (a) revisions to its or its Affiliates’ pricing and (b) Starry’s request for a waiver, and QSI will not unreasonably deny any such request for a waiver provided that Starry has acted reasonably in its determination, subject to the right of QSI to revise its or its Affiliates’ pricing. In the event Starry seeks to self-perform such scope of work, QSI will have the right to manage the overall program delivery with respect to such scope of work, including, without limitation, project management and quality assurance of execution, in exchange for a fee equal to [***] of Starry’s costs to perform the scope of work.

ARTICLE 5.

ASSIGNMENT AND SUBCONTRACTING

5.1

Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party and any purported assignment of this Agreement without the prior written consent of the other Party shall be null and void ab initio; provided, however, that either Party may assign its rights and obligations under this Agreement without the consent of the other Party in the event of a corporate reorganization, consolidation, or merger into, any Person or transfer of all or substantially all of its properties or assets to any Person.

5.2

QSI may assign or subcontract all or any portion of this Agreement without the prior written consent of Starry to an Affiliate of QSI; provided, however, that such assignment shall not relieve QSI of its responsibilities for performance of its obligations under this Agreement.

ARTICLE 6.

CONFIDENTIALITY

6.1

Each Party covenants that it shall not, and shall cause its directors, officers, employees, representatives, and subcontractors to not, either directly or indirectly, use or disclose Confidential Information of the other Party to any Person or governmental authority without the prior written consent of the disclosing Party, except as expressly contemplated by this Agreement.

6.2

Each Party may disclose Confidential Information only to those employees, representatives, and subcontractors participating in the performance or supply of the Work who have a need to know such Confidential Information to perform or supply the Work and who have been informed of the confidentiality and non-use covenants contained in this Agreement relating to Confidential Information.

6.3

In the event that a Party or any of its employees, representatives or subcontractors are required by law to disclose Confidential Information, such Party shall, to the extent legally permissible: (i) promptly provide to the other written notice thereof so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with this article in whole or in part; (ii) furnish only that portion of the Confidential Information that is legally required; and (iii) exercise commercially reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such Confidential Information.

6.4

In the event a Party becomes aware that Confidential Information received directly or indirectly by the other Party or any of its directors, officers, employees, representatives, or subcontractors has been disclosed or used in a manner that would violate the terms of this Agreement, such Party shall: (i) promptly notify the other of such event; (ii) promptly take all commercially reasonable steps to prevent, stop and rectify any such disclosure or use; and (iii) keep the other Party informed of all steps taken to prevent, stop and rectify any such disclosure or use.

6.5

Upon cancellation or termination of this Agreement, all Confidential Information that has been exchanged shall be destroyed or returned to the original disclosing Party, provided however, that each Party may retain one (1) copy for legal or archival purposes.

6.6	The confidentiality and non-use covenants contained in this Agreement will survive for two (2) years following the end of the Term.

6.7

Each Party acknowledges and agrees that actual or threatened breach of the confidentiality or non-use covenants contained in this Agreement related to Confidential Information may cause irreparable harm to the other for which an award of damages alone may not be adequate compensation. Accordingly, each Party agrees that the other may apply to a court of competent jurisdiction for injunctive relief against such actual or threatened breach. Neither the remedies provided for in this section nor any action commenced under this section will preclude any other remedies or relief at law available for breach of this Agreement.

6.8

If QSI receives any information that would be considered “personal information” or “personally identifiable information” as defined by any relevant federal or state law or regulation (“Personal Information”) regarding a Starry subscriber, potential Starry subscriber, or Starry employee, then it shall treat such information in a manner consistent with Starry’s Privacy Notice (available on www.starry.com), and shall protect such information using the same standard of care that QSI uses for its Personal Information (but no less than a reasonable standard of care). QSI shall also require its subcontractors that receive such information to treat and protect the information in the same manner.

ARTICLE 7.

DISPUTE RESOLUTION

7.1

The Parties shall make all reasonable efforts to resolve any disputes arising solely out of this Agreement by amicable negotiations and agree to provide without prejudice, frank, candid, and timely disclosure of relevant facts, information, and documents to facilitate these discussions. All disputes arising out of a Services Agreement shall be dealt with according to the provisions contained therein. Disputes shall first be submitted to the Alliance Committee for resolution. If the dispute is not resolved by the Alliance Committee within 30 days of submission, such dispute shall be submitted to an executive sponsor of the Alliance Committee from each Party with the goal of resolving such dispute by said executive sponsors. If either Party wishes a dispute to be submitted to the executive sponsors pursuant to this clause, such Party shall serve upon the other Party a notice in writing (an “Executive Sponsor’s Notice”) requesting that the dispute be so referred. All negotiations under this Section 7.1 shall be confidential and shall be considered “compromise negotiations” protected under FRE 708 or the state equivalent. However, should such executive sponsors fail to arrive at a mutually agreed resolution of the dispute within 30 days, or such longer period as may be mutually agreed by such executive sponsors, then the Parties shall revert to their rights at law or equity.

ARTICLE 8.

ALLIANCE COMMITTEE

8.1

The Parties will form an alliance committee comprised of senior representatives from QSI and Starry (the “Alliance Committee”). The Alliance Committee’s purpose is to assist the Parties in working collaboratively together for the success of this Agreement and the performance under the Services Agreements and to proactively resolve any project execution performance issues, pricing issues, claims, disputes and any other issues that cannot be resolved by QSI’s and Starry’s respective project team members.

8.2

Starry’s initial Alliance Committee Representative is [***] (the “Starry Representative”). The Starry Representative shall have the authority to give the notices, approvals and directions that may be given by Starry pursuant to this Agreement. All communications to or with the Starry Representative shall be deemed to be communications to or with Starry.

8.3

QSI’s initial Alliance Committee Representative is [***] (the “QSI Representative”). The QSI Representative shall have the authority to give the notices, approvals and directions that may be given by Starry pursuant to this Agreement and to bind QSI on all matters relating to the Work and the Services Agreements. All communications to or with QSI Representative shall be deemed to be communications to or with QSI.

8.4	Each Party may change its representative upon written notice to the other Party.

ARTICLE 9.

NOTICES

9.1

All notices permitted or required to be given under this Agreement will be in writing and sent by nationally recognized courier service, personal delivery or mail at the address for Starry or QSI noted below or to such other address(es) or number(s) as a Party may designate by prior notice given in accordance with this provision to the other Party. Notices will be deemed duly given: (a) when confirmation of receipt by the recipient is confirmed by such service, if sent by nationally recognized courier service; or (b) when received by the recipient, if delivered by personal delivery or mail.

Starry:	Starry, Inc. 38 Chauncy Street, Suite 200 Boston, MA 02111 Attention: General Counsel
QSI:	QSI, Inc. 2800 Post Oak Blvd., Suite 2600 Houston, TX 77056 Attention: General Counsel

9.2

Notwithstanding anything in this Agreement to the contrary, the Starry Representative or QSI Representative may give a notice by electronic mail, provided copy is given to the address listed above in Section 9.1

ARTICLE 10.

INTERPRETATION

10.1	Unless the context requires otherwise, in this Agreement words in the singular include the plural and words in the plural include the singular.

10.2	The “whereas” clauses in this Agreement are not legally binding on the Parties and are included in this Agreement for the purpose of providing context only.

10.3	The headings used in this Agreement are for convenience and ease of reference only and in no way define, limit, describe, or interpret the scope or intent of this Agreement or any of its provisions.

10.4

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will apply only to that provision and all other provisions of this Agreement will continue in full force.

10.5

If there is a conflict, inconsistency, or ambiguity between or among the provisions of any document forming part of this Agreement, the document containing the more specific wording will take precedence solely to the extent of such conflict, inconsistency, or ambiguity.

10.6	If there is a conflict, inconsistency, or ambiguity between or among the provisions of this Agreement and any Services Agreement, such Services Agreement will take precedence in all cases.

10.7

Each Party has had the opportunity to participate fully in the review and revision of this Agreement. Any rule of construction requiring that ambiguities be resolved against the drafting Party will not apply in interpreting this Agreement. The language in this Agreement will be interpreted as to its fair meaning and not strictly for or against either Party.

10.8

This Agreement sets forth the entire agreement between Starry and QSI pertaining to the subject matter hereof and supersedes any previous or contemporaneous discussions, negotiations and agreements, whether written or verbal, pertaining to such subject matter.

ARTICLE 11.

LAW

11.1

The law applicable in the State of Delaware governs this Agreement and any actions initiated by either Party, without giving effect to any choice or conflict of law rules or provisions thereof that may direct the application of the law or rules of another jurisdiction.

11.2

Subject to Article 7, if the Parties seek emergency relief to enforce the terms of this Agreement the Parties irrevocably consent to the exclusive jurisdiction of the courts of the State of Delaware and irrevocably waive, to the fullest extent permitted by law, any assertion of inconvenient or inappropriate forum or other objection respecting conflict of laws.

ARTICLE 12.

TERMINATION

12.1

Starry may, by notice to QSI, immediately terminate this Agreement in whole or in part if QSI: (a) breaches any material provision of this Agreement that QSI fails to cure within a reasonable time after notice from Starry; or (b) becomes insolvent, bankrupt, takes the benefit of any insolvency or bankruptcy law, enters into a plan of arrangement for the benefit of its creditors, or makes a general assignment for the benefit of creditors.

12.2	QSI may, at its option, terminate this Agreement upon 180 days’ written notice to Starry.

12.3	Starry may, at its option, terminate this Agreement upon 180 days’ written notice to Starry at any time following the 6-year anniversary of the Effective Date.

12.4	Termination of this Agreement shall not affect any Services Agreements that are in effect at the time of termination.

12.5	The foregoing provisions do not apply to termination of Work (as that term may be defined in any Services Agreement) under a Services Agreement once executed by all parties to such agreement.

ARTICLE 13.

EXECUTION

13.1

This Agreement may be signed in two counterparts with the same effect as if both Parties had signed and delivered the same copy, and when each Party has signed and delivered a counterpart, all counterparts together constitute one Agreement. This Agreement may also be signed by facsimile, including PDF, and delivery of a copy of this Agreement by facsimile, including PDF, is good and sufficient delivery.

STARRY, INC.		QSI, INC.

By:	/s/ Chaitanya Kanopa	By:	/s/ Jayshree Desai
Name:	Chaitanya Kanopa	Name:	Jayshree Desai
Title:	President	Title:	Vice President

EXHIBIT A

CERTAIN TERMS FOR SERVICES AGREEMENTS

[***]

EXHIBIT B

STARRY MARKETS

[***]